Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2013 SECOND QUARTER RESULTS

Somerset, N.J. – February 8, 2013 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the second fiscal quarter ended December 31, 2012. Catalent recognized net revenue of $436.1 million, an increase of $42.5 million, and a $27.6 million net loss from continuing operations compared to earnings from continuing operations of $12.5 million in the second quarter of the prior fiscal year.

Adjusted EBITDA for the second quarter was $101.7 million, an increase of $15.2 million, or 18%, compared to the second quarter of the prior fiscal year. For the trailing-twelve-month period ended December 31, 2012, Adjusted EBITDA was $404.4 million, an increase of approximately 4% compared to the trailing-twelve-month period ended September 30, 2012. For reconciliations of Adjusted EBITDA, see “Non-GAAP Financial Matters” below.

Catalent’s President and Chief Executive Officer, John Chiminski, said, “During the second quarter we continued to execute on our strategic initiatives and were pleased that profitability improved across all of our reporting segments. Also, we are encouraged by the progress of integration activities for the two acquisitions completed last fiscal year, both of which are progressing at or ahead of expectations.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2012

Net revenue increased $42.5 million, or 11%, compared to the same period a year ago. The stronger U.S. dollar adversely impacted revenue by approximately 2%, or $6.6 million. Excluding the impact of foreign exchange, net revenue increased by $49.1 million, or 12%, as compared to the comparable period of the prior year. The increase was primarily due to the inclusion of the CTS business, acquired in February 2012, which generated approximately $44 million of revenue for the three months ended December 31, 2012 and other demand increases within our Development and Clinical Services segment.

Gross margin increased $13.1 million, or 10%, compared to same period a year ago. The stronger U.S. dollar adversely impacted gross margin by approximately 2%, or $ 2.1 million. Excluding the impact of foreign exchange, gross margin increased by $15.2 million, or 12%. This increase in gross margin was due to the CTS acquisition within Development and Clinical Services and was also favorably impacted by research and development profit participation income recorded within the Oral Technologies segment.

Selling, general and administrative expense increased by $9.8 million, or 13%, compared to the comparable period of fiscal 2012. The U.S. dollar fluctuation decreased selling, general and administrative expense by less than 1%, or $0.6 million. Excluding the impact of foreign exchange, selling, general and administrative expense increased 14%, or $10.4 million, as compared to the same period a year ago and was primarily due to increased depreciation and amortization and the integration costs associated with the CTS acquisition.

EBITDA from continuing operations for the second quarter of $72.1 million decreased $17.6 million from the same quarter of the prior fiscal year, primarily driven by the expenses related to the financing activities we completed during the quarter. Within our operating segments, and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $4.4 million, or 6%, compared to the comparable prior year period, primarily related to research and development profit participation revenue, as well as due to improved fixed manufacturing cost management, partially offset by the decreased demand for certain products utilizing our Zydis technology platform. Development and Clinical Services segment EBITDA increased by $8.8 million, or 91%, as compared to the prior year period. The increase was primarily due to increased demand for clinical and analytical science services, as well as due to the Aptuit CTS acquisition which contributed the majority of the EBITDA increase. Medication Delivery Solutions Segment EBITDA increased by 8%, or $0.5 million, and was attributable to the increased demand for biologics services in North America.

Results of Operations – Six Months Ended December 31, 2012

Net revenue increased $72.9 million, or 9%, compared to the same period a year ago. The stronger U.S. dollar adversely impacted revenue by approximately 3%, or $25.7 million. Excluding the impact of foreign exchange, net revenue increased by $98.6 million, or 13%, as compared to the comparable period of the prior year. The increase was primarily due to the inclusion of the CTS business, acquired in February 2012, which generated approximately $94 million of revenue for the six months ended December 31, 2012. Increased demand for clinical services also contributed to the year-over-year revenue increase, but was partially offset by volume declines within the Oral Technologies segment related to certain prescription softgel products and products utilizing our Zydis delivery technology.

Gross margin increased $12.9 million, or 5%, compared to the same period a year ago. The stronger U.S. dollar adversely impacted gross margin by approximately 3%, or $ 7.3 million. Excluding the impact of foreign exchange, gross margin increased by $20.2 million, or 8%. This increase in gross margin was due to the CTS acquisition within Development and Clinical Services and research and development profit participation income recorded within the Oral Technologies segment. This increase was partially offset by unfavorable product mix and volume declines within both the Oral Technologies and Medication Delivery Solutions segments.

Selling, general and administrative expense increased by $16.5 million, or 11%, compared to the comparable period of fiscal 2012. The U.S. dollar fluctuation decreased selling, general and administrative expense by approximately 2%, or $2.5 million. Excluding the impact of foreign exchange translation, selling, general and administrative expense increased 13%, or $19.0 million, as compared to the same period a year ago and was primarily due to increased depreciation and amortization and the integration costs associated with the CTS acquisition.

EBITDA from continuing operations for the six months ended December 31, 2012 was $141.8 million, a decrease of $15.8 million compared to the same period of the prior fiscal year, primarily driven by the call premium payment on our debt redemption coupled with the impact of a strengthening U.S. dollar on our derivative instruments. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA was generally level with prior year and was primarily related to decreased demand for certain products which utilize our Zydis technology platform and prescription softgel products and was partially offset by the research and development product participation income recorded in the current fiscal year. Development and Clinical Services segment EBITDA increased by $21.6 million as compared to the prior year period primarily due to the acquisition of the CTS business, stronger demand for clinical services, and cost savings initiatives implemented across the segment; partially offset by an unfavorable mix shift to lower margin services. Medication and Delivery Solutions segment EBITDA decreased by 17%, or $1.8 million, as compared to the same period of the prior fiscal year. The decrease was primarily attributable to the decreased demand for injectable products and was partially offset by increased demand for biologics services in North America and cost saving initiatives executed within the segment.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, February 8, 2013, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,700 people at 27 facilities worldwide and generated more than $1.7 billion in fiscal 2012 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter	Quarter
	Ended	Ended
	December 31,	December 31,	Increase / (Decrease)
	2012	2011	$	%
Net revenue	$436.1	$393.6	$42.5	11%
Cost of products sold	296.1	266.7	29.4	11%

Gross margin	140.0	126.9	13.1	10%
Selling, general and administrative expenses	86.2	76.4	9.8	13%
Impairment charges and (gain)/loss on sale of assets	2.6	(0.4)	3.0	*
Restructuring and other	5.6	10.4	(4.8)	*
Property and casualty losses	—	(14.1)	14.1	*

Operating earnings/(loss)	45.6	54.6	(9.0)	-16%
Interest expense, net	53.2	41.1	12.1	29%
Other (income)/expense, net	12.0	(6.3)	18.3	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(19.6)	19.8	(39.4)	*
Income tax expense/(benefit)	8.0	7.3	0.7	10%

Earnings/(loss) from continuing operations	(27.6)	12.5	(40.1)	*
Earnings/(loss) from discontinued operations, net of tax	0.2	—	0.2	*

Net earnings/(loss)	(27.4)	12.5	(39.9)	*
Less: Net earnings/(loss) attributable to noncontrolling interest	—	0.8	(0.8)	*

Net earnings/(loss) attributable to Catalent	$(27.4)	$11.7	$(39.1)	*

*	- percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter	Quarter
	Ended	Ended
	December 31,	December 31,	Increase / (Decrease)
	2012	2011	$	%

Oral Technologies
Net revenue	$290.1	$295.4	$(5.3)	-2%
Segment EBITDA	79.3	76.8	2.5	3%

Medication Delivery Solutions
Net revenue	52.5	51.3	1.2	2%
Segment EBITDA	6.8	6.4	0.4	6%

Development & Clinical Services
Net revenue	96.4	51.1	45.3	89%
Segment EBITDA	18.7	9.7	9.0	93%

Inter-segment revenue elimination	(2.9)	(4.2)	1.3	*

Unallocated Costs	(32.7)	(3.2)	(29.5)	*

Combined Total
Net revenue	436.1	393.6	42.5	11%
EBITDA from continuing operations	$72.1	$89.7	$(17.6)	-20%

*	- percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Six months	Six months
	Ended	Ended
	December 31,	December 31,	Increase / (Decrease)
	2012	2011	$	%
Net revenue	$848.1	$775.2	$72.9	9%
Cost of products sold	590.6	530.6	60.0	11%

Gross margin	257.5	244.6	12.9	5%
Selling, general and administrative expenses	168.0	151.5	16.5	11%
Impairment charges and (gain)/loss on sale of assets	2.4	(0.8)	3.2	*
Restructuring and other	9.1	11.2	(2.1)	-19%
Property and casualty losses	—	(14.6)	14.6	*

Operating earnings/(loss)	78.0	97.3	(19.3)	-20%
Interest expense, net	107.1	83.2	23.9	29%
Other (income)/expense, net	12.0	(2.4)	14.4	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(41.1)	16.5	(57.6)	*
Income tax expense/(benefit)	6.0	10.8	(4.8)	-44%

Earnings/(loss) from continuing operations	(47.1)	5.7	(52.8)	*
Earnings/(loss) from discontinued operations, net of tax	—	1.6	(1.6)	*

Net earnings/(loss)	(47.1)	7.3	(54.4)	*
Less: Net earnings/(loss) attributable to noncontrolling interest	—	0.3	(0.3)	*

Net earnings/(loss) attributable to Catalent	$(47.1)	$7.0	$(54.1)	*

*	- percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Six months	Six months
	Ended	Ended
	December 31,	December 31,	Increase / (Decrease)
	2012	2011	$	%
Oral Technologies
Net revenue	$549.9	$581.3	$(31.4)	-5%
Segment EBITDA	138.4	145.4	(7.0)	-5%

Medication Delivery Solutions
Net revenue	97.3	106.9	(9.6)	-9%
Segment EBITDA	8.8	10.7	(1.9)	-18%

Development & Clinical Services
Net revenue	205.1	95.9	109.2	*
Segment EBITDA	39.6	18.2	21.4	*

Inter-segment revenue elimination	(4.2)	(8.9)	4.7	*

Unallocated Costs	(45.0)	(16.7)	(28.3)	*

Combined Total
Net revenue	848.1	775.2	72.9	9%
EBITDA from continuing operations	$141.8	$157.6	$(15.8)	-10%

*	- percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarter Ended				Twelve Months	Quarter ended	Twelve Months
	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	Ended September 30, 2012	December 31, 2012	Ended December 31, 2012
Earnings/(loss) from continuing operations	$12.5	$(2.7)	$(0.9)	$(19.5)	$(10.6)	$(27.6)	$(50.7)
Interest expense, net	41.1	47.9	52.1	53.9	195.0	53.2	207.1
Income tax (benefit)/provision	7.3	8.2	(2.5)	(2.0)	11.0	8.0	11.7
Depreciation and amortization	29.5	34.7	36.9	37.3	138.4	38.5	147.4
Noncontrolling interest	(0.8)	(0.9)	—	—	(1.7)	—	(0.9)

EBITDA from continuing operations	89.6	87.2	85.6	69.7	332.1	72.1	314.6

Equity compensation	0.8	0.9	1.1	1.0	3.8	0.6	3.6
Impairment charges and (gain)/loss on sale of assets	(0.4)	(0.6)	3.3	(0.2)	2.1	2.6	5.1
Financing related expenses	—	—	—	—	—	10.9	10.9
US GAAP Restructuring	10.3	1.5	6.9	3.5	22.2	5.6	17.5
Acquisition, integration and other special items	4.1	14.3	10.1	4.8	33.3	3.4	32.6

Property and casualty losses	(14.1)	4.1	1.7	—	(8.3)	—	5.8
Foreign Exchange loss (gain) (included in other, net) (1)	(6.6)	(1.7)	(1.6)	0.2	(9.7)	3.2	0.1
Other adjustments	—	—	1.4	—	1.4	—	1.4
Sponsor monitoring fee	2.8	2.9	3.3	3.3	12.3	3.3	12.8

Subtotal	86.5	108.6	111.8	82.3	389.2	101.7	404.4
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$86.5	$108.6	$111.8	$82.3	$389.2	$101.7	$404.4

(1)

Reflects $2.0 million of unrealized foreign currency translation loss recorded on inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized losses were decreased by the exclusion of realized foreign currency exchange rate gains from the non-cash and cash settlement of inter-company loans of $1.9 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of	As of
	December 31,	June 30,
	2012	2012

ASSETS

Current assets:
Cash and equivalents	$72.8	$139.0
Trade receivables, net	294.2	338.3
Inventories, net	151.9	118.7
Prepaid expenses and other	98.4	108.7
Total current assets	617.3	704.7

Property and equipment, net	828.4	809.7

Other non-current assets, including intangible assets	1,643.8	1,624.6

Total assets	$3,089.5	$3,139.0

LIABILITIES and SHAREHOLDER’S DEFICIT

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$32.8	$43.2
Accounts payable	132.1	134.2
Other accrued liabilities	217.5	261.9
Total current liabilities	382.4	439.3

Long-term obligations, less current portion	2,666.7	2,640.3
Other non-current liabilities	410.8	410.1

Commitments and contingencies

Total Catalent shareholder’s (deficit)/equity	(370.4)	(350.7)

Total liabilities and shareholder’s deficit	$3,089.5	$3,139.0

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Six months ended December 31, 2012	Six months ended December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by /(used in) operating activities from continuing operations	$25.7	$46.5
Net cash provided by/(used in) operating activities from discontinued operations	—	3.5

Net cash provided by/(used in) operating activities	25.7	50.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment and other productive assets	(52.8)	(47.9)
Proceeds from sale of property and equipment	0.2	1.5
Proceeds from insurance related to long lived assets	—	21.3

Net cash provided by/(used in) investing activities from continuing operations	(52.6)	(25.1)

Net cash provided by/(used in) investing activities from discontinued operations	—	(3.5)

Net cash provided by/(used in) investing activities	(52.6)	(28.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(7.1)	(2.9)
Proceeds from Borrowing, net	341.7	—
Payments related to long-term obligations	(370.3)	(12.5)
Reclassification of call premium payment	(7.6)	—
Equity contribution/(redemption)	0.4	1.1

Net cash (used in)/ provided by financing activities from continuing operations	(42.9)	(14.3)
Net cash (used in)/provided by financing activities from discontinued operations	—	—

Net cash (used in)/provided by financing activities	(42.9)	(14.3)

Effect of foreign currency on cash	3.6	(8.8)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(66.2)	(1.7)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	139.0	205.1

CASH AND EQUIVALENTS AT END OF PERIOD	$72.8	$203.4